    As filed with the Securities and Exchange Commission on August 21, 1996

                                                                Registration No.
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------


                        PHYSICIANS RESOURCE GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                               76-0456864
 (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1540
                              Dallas, Texas 75240
                                 (214) 982-8200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                EMMETT E. MOORE
                            Chief Executive Officer
                                5430 LBJ Freeway
                                   Suite 1540
                       Dallas, Texas 75240 (214) 982-8200

                    (Name, address, including zip code, and
                     telephone number, including area code,
                             of agent for service)

                                  ------------
                                   Copies to:

     RICHARD J. D'AMICO                                 JAMES S. RYAN, III
PHYSICIANS RESOURCE GROUP, INC.                       JACKSON & WALKER, L.L.P.
     5430 LBJ Freeway                                     901 Main Street
       Suite 1540                                           Suite 6000
     Dallas, Texas 75240                                Dallas, Texas 75202



     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


====================================================================================================================================
                                                                                Proposed
                                                         Proposed               Maximum
            Title of Each                            Maximum Offering          Aggregate        Amount of
         Class of Securities     Amount to be              Price                Offering      Registration
          To Be Registered       Registered(1)         Per Share(1)            Price (1)         Fee(1)
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..     155,380               $25.3125              $3,933,056         $1,357
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock as listed on the New York Stock Exchange on August 14, 1996.

                                  ----------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                 Subject to Competion, dated August 21, 1996.


PROSPECTUS
                                 155,380 Shares

                        PHYSICIANS RESOURCE GROUP, INC.

                                  Common Stock

     This Prospectus relates to the offer and sale of an aggregate of 155,380 shares of common stock, par value $0.01 per share (the "Common Stock") of Physicians Resource Group, Inc. ("PRG" or the "Company"), by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific number of shares of Common Stock to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

     The Common Stock is quoted through the New York Stock Exchange ("NYSE") and may be sold from time to time by the Selling Stockholders either directly in private transactions, or through one or more brokers or dealers through the NYSE at such prices and upon such terms as may be obtainable.

     Upon any sale of the Common Stock offered hereby, Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act. The Company will not receive any of the proceeds from the sales of the securities offered hereby.

     No underwriter is being utilized in connection with this offering. The Company will pay all expenses incurred in connection with this offering, which are estimated to be approximately $15,000.

     On August 20, 1996, the closing price of the Common Stock on the NYSE was $26.75.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   ----------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is August ___, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, Illinois (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604) and New York, New York (7 World Trade Center, 13th Floor, New York, New York 10007). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, shares of the Common Stock are traded on the NYSE, and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Copies of such Registration Statement are available from the Commission. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1540, Dallas, Texas, and its telephone number at such address is (214) 982-8200.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof: (i) Annual Report on Form 10-K for the year ended December 31, 1995 (as amended on Form 10-K/A filed on April 30, 1996); (ii) definitive proxy statement, dated May 3, 1996, relating to the Company's Annual Meeting of Stockholders held on May 21, 1996; (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (iv) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (vi) Current Reports on Form 8-K dated February 14, 1996 (as amended on Form 8-K/A filed on April 12, 1996), March 18, 1996, March 18, 1996, April 18, 1996 (as amended on Form 8-K/A filed on May 10, 1996), June 30, 1996 (as amended on Form 8-K/A filed on July 17, 1996) and August 13, 1996; (vi) Registration Statement on Form 8-A, dated May 5, 1995, and (vii) Registration Statement on Form 8-A dated April 18, 1996 (relating to rights to purchase PRG preferred stock).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to the Company's principal office:
Physicians Resource Group, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1540, Dallas, Texas 75240, (214) 982-8200.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus includes forward-looking statements that involve risks and uncertainties, including the Company's ability to successfully acquire the assets of, service and integrate eye care providers, regulatory developments, the ability to adapt to the managed care environment and the other risks detailed below.

INTEGRATION OF OPERATIONS

     Since its formation, PRG has grown principally through acquisitions and is pursuing an aggressive growth strategy. If PRG is to realize the anticipated benefits of acquisitions, the operations of the acquired entities must be integrated and combined efficiently. The process of integrating management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to the management of PRG. There can be no assurance that the integration process will be successful or that the anticipated benefits of its business combinations will be realized. The dedication of management resources to such integration may detract attention from the day-to-day operations of PRG. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial unanticipated costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the earnings of PRG.

ACQUISITION STRATEGY AND LIMITATION ON GROWTH

     An integral part of PRG's business strategy is to increase its revenues, earnings and market share through the acquisition of the assets of eye care physician practice groups, management services organizations ("MSOs"), ASCs and related businesses and the entry into management and non-medical operational services relationships with such groups. There can be no assurance that PRG will be able to acquire and retain the assets of, or profitably provide management services to, additional eye care practices or successfully integrate such additional management services relationships. In addition, there can be no assurance that the assets of eye care practices acquired in the future, or the management services relationships entered into in the future, will be beneficial to the successful implementation of PRG's overall strategy, or that such assets and relationships will ultimately produce returns that justify their related investment or implementation by PRG.

          PRG's ability to expand is also dependent upon factors such as its ability to (i) identify attractive and willing candidates for acquisition, (ii) adapt or amend PRG's structure to comply with present or future state legal requirements affecting PRG's arrangements with physician practice groups, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest,
(iii) obtain regulatory approval and certificates of need, where necessary, and comply with licensing requirements applicable to physicians and facilities operated, and services offered, by physicians and (iv) expand PRG's infrastructure and management to accommodate expansion. There can be no assurance that PRG will be able to achieve these objectives or its planned growth, that the assets of eye care practice groups will continue to be available for acquisition by PRG, or that the addition of such practice groups will be profitable.

          PRG's expansion strategy also requires substantial capital investment. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. PRG may finance future acquisitions by using shares of Common Stock for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of the assets of their businesses, PRG may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If PRG does not have sufficient cash resources, its growth could be limited and its existing operations impaired, unless it is able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that PRG will be able to obtain such financing or that, if available, such financing will be on terms acceptable to PRG. The Company's credit facilities require, under certain circumstances, the consent of the Company's primary lender prior to the consummation of acquisitions and there can be no assurance the Company's primary lender will grant its consent each time the solicitation of such consent is required. As a result, there can be no assurance that PRG will be able to continue to implement its acquisition strategy successfully.

RISKS RELATED TO INTANGIBLE ASSETS

          As a result of PRG's various acquisition transactions, as of July 17, 1996, intangible assets of approximately $118 million have been recorded on PRG's balance sheet as a result of purchase accounting. Using an amortization period ranging from seven to forty years for intangibles, amortization expense will be approximately $4.5 million per year. Purchases of practices that result in the recognition of additional intangible assets would cause amortization expense to further increase. A substantial portion of the amortization generated by these intangible assets is not deductible for tax purposes.

          As practice asset acquisitions are made, PRG evaluates each acquisition considering the practice's market position, reputation, profitability, and geographical penetration, its position in the PRG provider network, the collective experience of its executives and employees, its relationships with its customers and affiliated physicians, the relationships between its affiliated physicians and their patients and the specific service agreements entered into with the practices (such practices, "Affiliated Practices"). All of these factors contribute to the purchase price paid for the acquisition and to the intangible created in the purchase transaction. Generally, PRG management believes that these intangibles will have a life of indefinite length.

          At the time of or following each acquisition, PRG will evaluate each acquisition and establish an appropriate amortization period based on the underlying facts and circumstances. Subsequent to such initial evaluation, PRG will periodically reevaluate such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by PRG. However, as of June 30, 1996, the net unamortized balance of intangible assets acquired and anticipated to be acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations.

GOVERNMENT REGULATION

          Various state and federal laws regulate the relationships between providers of health care services, physicians and other clinicians.

          These laws include the fraud and abuse provisions of the Social Security Act, which include the "anti-kickback" and "anti-referral" laws. The "anti-kickback" laws prohibit the offering, payment, solicitation or receipt of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. The "anti-referral" laws impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the Affiliated Practices, could result in significant loss of reimbursement. A determination of liability under any such laws could have a material adverse effect on the Company's operations.

          Several states, including states in which some Affiliated Practices are located, have adopted laws similar to the "anti-kickback" and "anti-referral" laws that cover patients in private programs as well as government programs. The laws of many states also prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with material discretion. A determination of liability under any such laws could have a material adverse effect on PRG.

          Although PRG believes that its operations as described in this Prospectus are in substantial compliance with existing applicable laws, PRG's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of PRG's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of PRG or that the health care regulatory environment will not change so as to restrict PRG's existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit PRG's expansion into, or ability to continue operations within, such jurisdictions if PRG is unable to modify its operational structure to conform with such regulatory framework. Any limitation on PRG's ability to expand could have a material adverse effect on the Company's operations.

     In addition to extensive existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. PRG believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect PRG.

REIMBURSEMENT; TRENDS AND COST CONTAINMENT

     PRG's revenues are derived principally from service fees paid to PRG by the Affiliated Practices. A substantial portion of the revenues of the Affiliated Practices are derived from government sponsored health care programs (principally, the Medicare and Medicaid programs). Since the amount of service fees payable to the Company is generally determined with reference to the revenues or earnings of the Affiliated Practices, any reduction in the revenues of Affiliated Practices could adversely affect the Company. The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. PRG believes that these trends will continue to result in a reduction from historical levels in per-patient revenue for such medical practices. Further reductions in payments to physicians or other changes in reimbursement for health care services would have an adverse effect on PRG's operations unless PRG is otherwise able to offset such payment reductions.

     Rates paid by private third-party payors are based on established physician, ASC and hospital charges and are generally higher than Medicare reimbursement rates. Any decrease in the relative number of patients covered by private insurance could have a material adverse effect on PRG's results of operations.

     The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. This methodology went into effect in 1992 and was implemented during a transition period in annual increments through December 31, 1995. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the Affiliated Practices. RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant payment methodology. Wider-spread implementation of such programs would reduce payments by private third-party payors, and could indirectly reduce PRG's operating margins to the extent that costs of providing management services related to such procedures could not be proportionately reduced.

     There can be no assurance that any or all of these reduced revenues and operating margins could be offset by PRG through cost reductions, increased volume, introduction of new procedures or otherwise.

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS

     As an increasing percentage of patients are coming under the control of managed care entities, PRG believes that its success will, in part, be dependent upon PRG's ability to negotiate, generally on behalf of the Affiliated Practices, contracts with health maintenance organizations ("HMOs"), employer groups and other private third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis by some or all Affiliated Practices. Under some of such agreements, the healthcare provider accepts a predetermined amount per patient per month in exchange for providing all necessary covered services to the patients covered under the agreement. Such contracts pass much of the financial risk of providing care, such as over-utilization, from the payor to the provider. The proliferation of such contracts in markets served by PRG could result in greater predictability of revenues, but greater unpredictability of expenses. There can be no assurance that PRG will be able to negotiate, generally on behalf of its Affiliated Practices, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced, or in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, Affiliated Practices may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings could have a material adverse affect on PRG's results of operations.

COMPETITION

     PRG experiences competitive pressures for the acquisition of (1) additional practice groups; (2) the assets of, and the provision of management and non-medical operational services to, additional practices and (3) MSOs. PRG knows of one public and three private practice management companies focused on eye care services. Several other practice management companies, both publicly and privately held, that have established operating histories and, in some instances, greater resources than PRG are pursuing the acquisition of the assets of other general and specialty medical, including eye care, practices and the management of such practices. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in activities similar to the activities of these other practice management companies. There can be no assurance that PRG will be able to compete effectively with such competitors for the acquisition of, or affiliation with, eye care practices, that additional competitors will not enter the market, that such competition will not make it more difficult or expensive to acquire the assets of, and provide management services to, eye care practices on terms beneficial to PRG or that competitive pressures will not otherwise adversely affect the Company.

     Affiliated Practices compete with numerous local eye care service providers. PRG believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition among providers for the provision of medical services to consumers. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve. PRG believes that the cost, accessibility and quality of services provided are the principal factors that affect competition. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve, which inability to compete could adversely affect PRG.

     Further, the Affiliated Practices will compete with other providers for managed care contracts. PRG believes that trends toward managed care have resulted, and will continue to result, in increased competition for such contracts. Other practices and MSOs may have more experience than the Affiliated Practices and PRG in obtaining such contracts. There can be no assurance that PRG and the Affiliated Practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve, which inability to compete could adversely affect PRG.

POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. In connection with the provision of its management services, PRG provides only facilities and nonmedical administrative and operational services, does not control or direct the practice of medicine by physicians and does not assume responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and physician groups; however, there can be no assurance that claims, suits or complaints relating to services and products provided by Affiliated Practices will not be asserted against PRG in the future. Additionally, PRG owns and operates ASCs and, in some instances, serves as the provider of professional services. With regard to all of PRG's operations, PRG maintains insurance coverage that it believes is adequate both as to risks and amounts. Such insurance extends to professional liability claims that may be asserted against employees of PRG that work on site at Affiliated Practice locations. In addition, pursuant to the Service Agreements, the Affiliated Practices are required to maintain professional liability insurance. Nevertheless, there can be no assurance that successful malpractice or other claims will not be asserted against the Affiliated Practices or PRG that exceed applicable policy limits, which could have a material adverse effect on PRG.

     PRG, in connection with the acquisition of the assets of certain of the Affiliated Practices, typically succeeds to some or all of the liabilities of the Affiliated Practices. Therefore, claims may be asserted against PRG for events that occurred prior to the acquisition of the assets of certain of the Affiliated Practices. PRG maintains insurance coverage related to those risks that it believes is adequate both as to risks and amounts, although no assurance can be provided that any successful claims will not exceed applicable policy limits.

     The availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of PRG and the Affiliated Practices. There can be no assurance that liability insurance will be available to PRG in the future at acceptable costs or that the future cost of such insurance to PRG and the Affiliated Practices will not have an adverse effect on PRG's operations.

SHARES ELIGIBLE FOR FUTURE SALES

     PRG has a significant number of shares of Common Stock outstanding that were not registered under the Securities Act upon issuance, but the holders of which have certain registration rights. In addition, the Company has a significant number of shares of Common Stock outstanding that were registered under the Securities Act upon issuance, the resale of which is contractually restricted. No prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of PRG to raise equity capital in the future.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Second Restated Certificate of Incorporation, the Company's Bylaws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company and, consequently, limit the price that investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified Board of Directors, the inability to remove directors except for cause and the ability to issue, without further stockholder approval, shares of preferred stock with rights and privileges senior to the Common Stock. In addition, in April 1996 the Company adopted a stockholder rights plan, which can have a significant anti-takeover effect. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. The Company's principal credit facilities require the Company to obtain the consent of the lender following a change in PRG's senior management personnel, and a "Change of Control" (as defined therein) constitutes an event of default under each of the credit facilities. These provisions of the Company's credit facilities could serve to impede or prevent a change of control or have a depressive effect on the price of the Common Stock.

VOLATILITY OF STOCK PRICE

     The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of companies in the health care industry and "small cap" stocks, and which may be unrelated to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions may have a significant effect on the market price of the Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                              SELLING STOCKHOLDERS

     This Prospectus covers the offer and resale from time to time by each Selling Stockholder of the Common Stock owned by each such Selling Stockholder. Set forth below are the names of each Selling Stockholder, the nature of any position, office, or other material relationship that the Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates, the number of shares of Common Stock owned as of August 15, 1996, by each Selling Stockholder, the number of shares of Common Stock that may be offered and sold by such Selling Stockholder pursuant to this Prospectus and the number of shares of Common Stock, the amount and (if one percent or more) the percentage of Common Stock to be owned by each Selling Stockholder upon completion of the offering if all such shares are sold. Any or all of the shares of Common Stock listed below may be offered for sale by the Selling Stockholders from time to time.


                                  Shares beneficially owned              Shares beneficially owned
                                    prior to the Offering      Shares        after the Offering
Name                                 Number      Percent     to be sold      Number     Percent
- ----                              -----------  ----------    ----------      ------     -------
Robert Alpert(1)  . . . . .           75,000       *          37,500          37,500      *
The Basil Bourque Profit Sharing
Trust(2)  . . . . . . . . .            5,769       *           2,884           2,885      *
Edward B. Cooper  . . . . .            2,308       *           1,154           1,154      *
William DeArman . . . . . .           23,076       *          11,538          11,538      *
John Drury  . . . . . . . .           23,076       *          11,538          11,538      *
Leslie W. Dunn  . . . . . .            5,769       *           2,884           2,885      *
Exel Holdings, Ltd  . . . .           46,153       *          23,076          23,077      *
Steve Harter(3) . . . . . .          157,713       *           2,884         154,829      *
Michael S. Lang(3)  . . . .          145,375       *           8,520         136,855      *
The Sean F. McNamara Profit Sharing
Trust(4). . . . . . . . . .            5,769       *           2,884           2,885      *
John I. Mundy.. . . . . . .            5,769       *           2,884           2,885      *
Alan Osofsky(1) . . . . . .           11,326       *           2,884           8,442      *
R&S Partners, Ltd(5) . . . . .        15,538       *           5,769           9,769      *
A.R. Sanchez, Jr  . . . . .           23,076       *          11,538          11,538      *
Don A. Sanders  . . . . . .           40,384       *          20,192          20,192      *
Gregory L. Solomon(6) . . .           95,206       *           5,769          89,437      *
Bert Wollen(3). . . . . . .            1,482       *           1,482               0      *

* Less than one percent.

- ---------------------
(1) Member of Notre Capital Ventures, Ltd. ("Notre"), the founding stockholder of PRG.
(2)  Mr. Bourque, the trustee of such trust, is a member of Notre.
(3)  Member and Managing Director of Notre.
(4)  Mr. McNamara, the trustee of such trust, is a member of Notre.
(5) Includes 3,000 shares held by Randall Evans individually. Mr. Evans is the trustee of the trust that is the general partner of R&S Partners, Ltd. Also includes 1,000 shares held by The Rufus Marion Freeman Trust, of which Mr. Evans is the trustee.
(6)  Mr. Solomon is the former Chairman of the Board and Chief
     Executive Officer of PRG.

                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act.

     At the time a particular offer of the Common Stock is made, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The Common Stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Company will pay all of the expenses incident to the offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the securities offered hereby have been passed upon for the Company by Jackson & Walker, L.L.P., Dallas, Texas.

                                    EXPERTS

     The audited financial statements of Physicians Resource Group, Inc. as of December 31, 1994 and 1995 and for each of the three years ended December 31, 1995; the audited combined financial statements for Physicians Resource Group, Inc. -- Founding Affiliated Practices as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994; the audited financial statements for Barnet Dulaney Eye Center as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995; the audited combined financial statements of Physicians Resource Group, Inc. -- Selected Acquisition Practices as of December 31, 1994 and for the year ended December 31, 1994; the audited combined financial statements of Physicians Resource Group, Inc. -- Certain Acquisition Practices as of December 31, 1995 and for the year ended December 31, 1995; the audited combined financial statements of Physicians Resource Group, Inc. -- Central Florida Eye Associates, P.A., as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995; the audited combined financial statements of Physicians Resource Group, Inc. -- South Texas Retina Consultants, P.A. as of December 31, 1995 and for the year ended December 31, 1995; the audited financial statements of Physicians Resource Group, Inc. -- The Edward Yavitz Eye Center, Ltd. as of December 31, 1995 and for the year ended December 31, 1995; the audited combined financial statements of Key Whitman/Milauskas as of December 31, 1995 and for the year ended December 31, 1995; and the audited combined financial statements of Physicians Resource Group, Inc. -- Sundry Acquisition Practices as of December 31, 1995 and for the year ended December 31, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accounts and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of EyeCorp, Inc. -- Baker Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the financial statements of EyeCorp, Inc. - Coleman Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the combined financial statements of EyeCorp, Inc. -- Eggleston Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the combined financial statements of EyeCorp, Inc. - - Gordon Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the combined financial statements of Eyecorp, Inc. -- Post Acquisition Practice as of December 31, 1993 and 1994 and for the two years ended December 31, 1994; the financial statements of EyeCorp, Inc. -- Southern Eye Center Acquisition Practice as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994; and the combined financial statements of the EyeCorp, Inc.
- -- Selected Acquisition Practices as of December 31, 1994 and for the year ended December 31, 1994 incorporated by reference in this Registration Statement on Form S-3 have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing.

================================================================================


No person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than registered securities to which it relates, or an offer to or a solicitation of any person in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any date subsequent to its date.

                            ----------------------

                               TABLE OF CONTENTS

                                  Page
                                  ----
Available Information............   2
Incorporation of Certain
   Documents by Reference........   2
Risk Factors.....................   3
Use of Proceeds..................   9
Selling Stockholders ............   9
Plan of Distribution ............  11
Legal Matters....................  11
Experts..........................  11

================================================================================


================================================================================


                              PHYSICIANS RESOURCE
                                  GROUP, INC.

                                   PROSPECTUS

                                  August    , 1996
                                         ---


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock covered by this Registration Statement, all of which will be paid by Physicians Resource Group, Inc. (the "Registrant"), are as follows:

               Registration Fees ..............       $1,357
               Accounting Fees and Expenses....       $3,000
               Legal Fees and Expenses.........       $4,000
               Miscellaneous ..................       $1,000
                                                      ------

               Total...........................       $9,357
                                                      ======



     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's certificate of incorporation, bylaws, any agreement or otherwise.

     Reference is made to Article Ten of the Registrant's Second Restated Certificate of Incorporation, which provides for indemnification of directors and officers.

     Reference is made to the Registrant's Third Amended and Restated Bylaws, which provide for indemnification of directors and officers.

     In addition, the Registrant has entered into Indemnity Agreements with certain of its directors and executive officers.

     The Registrant has procured insurance that purports (i) to insure it against certain costs of indemnification that may be incurred by it pursuant to the provisions referred to above or otherwise and (ii) to insure the directors and officers of the Registrant against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.

     ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registra-tion Statement on Form S-3, including those incorporated herein by reference.

Exhibit
Number    Description of Exhibit
- ------    -----------------------
4.1  Form of certificate evidencing ownership of Common Stock of
     Physicians Resource Group, Inc.(1)

5.1. Opinion of Jackson & Walker, L.L.P.(2)

23.1 Consent of Arthur Andersen LLP(2)

23.2 Consent of Coopers & Lybrand LLP(2)

24.1 Power of Attorney(3)

- -------------------------------
1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-91440) and incorporated herein by reference.
2)   Filed herewith.
3)   Included in the signature pages hereof.

          ITEM 17. UNDERTAKINGS.

          (a)  The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                         (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears below authorizes Emmett E. Moore, Richard M. Owen and Richard J. D'Amico, and each of them, each of whom may act without joinder of the others, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 18th day of August, 1996.

                                        PHYSICIANS RESOURCE GROUP, INC.

                                        By: /s/ Richard J. D'Amico
                                            ----------------------------------
                                            Name: Richard J. D'Amico
                                            ----------------------------------
                                            Title: Senior Vice President
                                                   and Secretary
                                            ----------------------------------

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures               Title                                 Date
- ----------               -----                                 ----

/s/ EMMETT E. MOORE
- ------------------------ Chairman of the Board of         August 18, 1996
Emmett E. Moore          Directors, Chief Executive
                         Officer and President
                         (Principal Executive Officer)

/s/ RICHARD M. OWEN
- ------------------------ Senior Vice President, Chief     August 18, 1996
Richard M. Owen          Financial Officer and
                         Director
                         (Principal Financial Officer)

/s/ JOHN N. BINGHAM
- ------------------------ Vice President, Controller       August 18, 1996
John N. Bingham          and Chief Accounting
                         Officer
                         (Principal Accounting
                         Officer)

/s/ ALAN C. BAUM, M.D.
- ------------------------ Director                         August 18, 1996
Alan C. Baum, M.D.

/s/ LUCIUS E. BURCH, III
- ------------------------ Director                         August 18, 1996
Lucius E. Burch, III

/s/ JOE E. ELLIS, O.D.
- ------------------------ Director                         August 18, 1996
Joe E. Ellis, O.D.

/s/ CHARLES D. FRITCH, M.D.
- ------------------------ Director                         August 18, 1996
Charles D. Fritch, M.D.

/s/ RICHARD A. GILLELAND
- ------------------------ Director                         August 18, 1996
Richard A. Gilleland

/s/ BRUCE E. HERRON, M.D.
- ------------------------ Director                         August 18, 1996
Bruce E. Herron, M.D.


 /s/ JAMES E. McDONALD, M.D.         Director                   August 18, 1996
- -------------------------------
     James E. McDonald, M.D.


    /s/ DAVID MEYER, M.D.            Director                   August 18, 1996
- -------------------------------
        David Meyer, M.D.


  /s/ JOSEPH C. NOREIKA, M.D.        Director                   August 18, 1996
- -------------------------------
      Joseph C. Noreika, M.D.


   /s/ JAMES W. RAYNER, M.D.         Director                   August 18, 1996
- -------------------------------
       James W. Rayner, M.D.


  /s/ DAVID M. SCHNEIDER, M.D.       Director                   August 18, 1996
- -------------------------------
      David M. Schneider, M.D.


      /s/ PAUL M. SHIMOFF            Director                   August 18, 1996
- -------------------------------
          Paul M. Shimoff


    /s/ RONALD L. STANFA             Director                   August 18, 1996
- -------------------------------
        Ronald L. Stanfa


- -------------------------------      Director                   August   , 1996
    P. Harold Wallar, M.D.


/s/ KENNETH C. WESTFIELD, M.D.       Director                   August 18, 1996
- -------------------------------
    Kenneth C. Westfield, M.D.


                               INDEX TO EXHIBITS

Exhibit
Number    Description of Exhibit
- -------   ----------------------
4.1       Form of certificate evidencing ownership of Common Stock of
          Physicians Resource Group, Inc.(l)

5.1.      Opinion of Jackson & Walker, L.L.P.(2)

23.1      Consent of Arthur Andersen LLP(2)

23.2      Consent of Coopers & Lybrand LLP(2)

24.1      Power of Attorney(3)

- ---------------------
1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-91440) and incorporated herein by reference.
2)   Filed herewith.
3)   Included in the signature pages hereof.